Exhibit 99.1

Organon and Cypress Bioscience Collaborate to Develop Novel Drug Therapy for Treatment of Obstructive Sleep Apnea

    OSS, The Netherlands & SAN DIEGO--(BUSINESS WIRE)--June 29, 2005--Organon, the human pharmaceutical business of Akzo Nobel, and Cypress Bioscience Inc. (Nasdaq:CYPB) have joined forces to attempt to develop and commercialize the first novel pharmacological treatment for Obstructive Sleep Apnea (OSA).
    A common breathing disorder which affects 15 to 20 million people in the USA and another 10 to 20 million in Europe, OSA -- a condition which is not currently treatable with an approved drug -- is characterized by brief interruptions in breathing during sleep, typically caused by a collapse of the upper airway.
    Under the terms of the agreement, the two companies will combine their expertise in an effort to develop a safe and effective treatment for OSA.
    The collaborative program (currently in Phase IIa) will involve an enantiomer of mirtazapine, ORG 4419, and combinations of mirtazapine with another approved drug to potentially augment efficacy and improve tolerability, with Organon and Cypress jointly selecting the best development candidate based upon various proof of concept trials performed independently by both companies. The companies will also share costs and final responsibility for clinical development activities.
    "We have been impressed with Cypress' innovative drug development efforts in fibromyalgia, and believe that they are well-suited as a partner to pave the way for development of drugs for OSA," said David Nicholson, Organon Executive Vice President of Global Research. "By combining forces with Cypress, we believe we have increased the chances of developing the first innovative pharmacological treatment for OSA. This further enhances our effort in the treatment of sleeping disorders; an additional project is in phase II for insomnia."
    Added Jay D. Kranzler, MD, PhD, Chairman of the Board and CEO of
Cypress: "After choosing OSA as a target, we spent considerable time exploring possible therapeutic approaches and drug candidates. We believe that, as a result of those efforts, we have chosen the candidates and designed the clinical approach to provide us with the highest probability of success. We look forward to working with Organon to realize the first drug treatment for this disorder."
    Initially, development costs will be shared equally between Cypress and Organon. In the USA, Canada and Mexico (NAFTA), the companies will co-commercialize successful candidates. Cypress will have the right to set up its own sales force responsible for 25 percent of the total detailing and promotional efforts in the NAFTA countries. Organon will be solely responsible for commercialization in the rest of the world and will pay Cypress a royalty on net sales. Organon will also have principal responsibility for the manufacturing and commercialization of pharmaceutical products resulting from the collaboration, while Cypress will take the operational lead regarding clinical development activities.
    Mirtazapine has been independently evaluated as a potential OSA treatment in a small preliminary investigator sponsored pilot trial performed at the University of Illinois. In the University of Illinois trial, two doses of mirtazapine were compared to placebo in a ten patient, double blind, placebo controlled, crossover study. The total duration of the trial was three weeks, and the effects of each intervention were assessed via sleep polysomnography at the end of seven days. In summary, it was found that mirtazapine was able to reduce the number of abnormal respiratory events over the course of the night by roughly fifty percent.
    Cypress has filed a Form 8-K that provides additional information on the transaction with Organon.
    Cypress will be hosting a conference call on Thursday, June 30th at 9:00am PST. To participate, please dial the conference number 15 minutes prior to the beginning of the call. The toll-free call in number is 1-866-818-1395.
    A replay of this call will be available for one week by dialing 1-888-266-2081 and entering the replay code: 733556.

    About Organon

    Organon -- with shared head offices in Roseland, NJ, USA and Oss, The Netherlands -- creates, manufactures and markets prescription medicines that improve the health and quality of human life. Through a combination of independent growth and business partnerships, Organon strives to remain or become one of the leading pharmaceutical companies in each of its core therapeutic fields: reproductive medicine, psychiatry and anesthesia.
    Organon products are sold in over 100 countries, of which more than 60 have an Organon subsidiary. Organon is the human health care business unit of Akzo Nobel.

    About Cypress Bioscience Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other Central Nervous System conditions, such as Obstructive Sleep Apnea (OSA). Cypress' strategy involves acquiring or in-licensing central nervous system active compounds and developing them for new indications.
    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. In January 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress commenced its first Phase III clinical trial for the use of milnacipran as a potential treatment for FMS. The second Phase III trial evaluating milnacipran as a treatment for FMS commenced in October 2004. For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes, and our OSA program. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in completing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndromes; that we may not be able to realize or successfully develop a product for OSA; the risk that the mirtazapine study at the University of Illinois was conducted on only a very small number of patients and that the results will not be repeated, and that mirtazapine may not be an effective treatment for OSA; that mirtazapine alone or in combination with any other compound may not be safe and effective in patients with OSA; that our intellectual property position for our OSA program may not be useful or defensible; that we may encounter regulatory or other difficulties in developing a product for OSA, especially in light of the fact that a combination drug may be selected for development; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

    CONTACT: Cypress Bioscience Inc.
             Sabrina Martucci Johnson, Chief Financial Officer
             Mary Gieson, Investor Relations
             +1 (858) 452-2323
             or
             Organon N.V.
             Monique Mols, Media Relations
             +31-(0)412-665440
             monique.mols@organon.com